EXHIBIT 21

                              LIST OF SUBSIDIARIES

A. Steroidogenesis Inhibitors, Inc., a Nevada corporation with its principal place of business in Las Vegas, Nevada.

B. Samaritan Pharmaceuticals, Inc., a Nevada corporation with its principal place of business in Las Vegas, Nevada.